CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-233543-04) of Baltimore Gas and Electric Company of our report dated February 25, 2022 relating to the financial statements and financial statement schedule, which appears in Baltimore Gas and Electric Company’s Current Report on Form 8-K dated June 30, 2022.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
June 30, 2022